NEWS RELEASE
Exhibit 99.1

For Immediate Release
Astronics Corporation Announces Preliminary Sales for
Fourth Quarter 2022 of $155 Million to $160 Million;
Completes $205 Million Debt Refinancing
New debt structure provides improved financial flexibility
and extended maturities
EAST AURORA, NY, January 19, 2023 – Astronics Corporation (Nasdaq: ATRO), a leading provider of advanced technologies for global aerospace, defense and other mission critical industries, today announced preliminary revenue and orders and announced the completion of the refinancing of its debt.
Preliminary Revenue and Bookings for Fourth Quarter 2022
Astronics Corporation announced today that unaudited preliminary fourth quarter sales are expected to be in the range of $155 million to $160 million, exceeding the Company’s earlier guidance of
$140 million to $150 million. The midpoint of the preliminary range represents a sequential increase in sales of 20% over the third quarter of 2022 and 35% increase over the comparator quarter of 2021.
Preliminary bookings in the fourth quarter are expected be in the range of $175 million to $180 million.
Peter J. Gundermann, Chairman, President and CEO, commented, “We continued to see strong order flow in the fourth quarter, as we have since the middle of 2021. We expect to report another positive book-to-bill quarter and another record ending backlog. More importantly, however, we finally saw the beginning of the sales ramp required to satisfy high demand as our supply chain continues to show improvement. We expect the sales ramp to endure as we move into 2023, consistent with our earlier revenue guidance for the year of $640 million to $680 million.”
Refinancing Provides Greater Financial Flexibility
Astronics also announced that it has completed a financing transaction totaling $205 million, which refinanced its previous revolving credit facility that was scheduled to mature in November 2023. The new financing consists of a $90 million asset-based term loan and a $115 million asset-based revolving credit facility. The term loan has a scheduled maturity of January 19, 2027, an interest rate of SOFR plus 8.75% and is collateralized primarily by real estate, fixed assets and intellectual property. The revolving credit facility has a scheduled maturity of January 19, 2026, an interest rate of SOFR plus 2.25% to 2.75% and is collateralized primarily by inventory and accounts receivable.
Amortization of the term loan principal will begin in April with a monthly amortization rate of 0.292% of the outstanding term loan principal balance for the period April 1, 2023 through June 1, 2023, increasing to 0.542% per month for the period July 1, 2023 through September 1, 2023 then increasing to 0.833% thereafter.
The new capitalization will provide post-closing available liquidity of approximately $35 million, net of required minimum liquidity of $20 million through the date of delivery of the compliance certificate for the

Astronics Corporation press@astronics.com | +1.716.805.1599 130 Commerce Way | East Aurora, NY 14052

Astronics Corporation Announces Preliminary Sales for Fourth Quarter 2022 of $155 Million to $160 Million;
Completes $205 Million Debt Refinancing

January 19, 2023

quarter ended March 31, 2024, which will revert to $10 million thereafter. The Company expects to be cash flow positive for 2023.
The weighted average cash interest rate for the new debt facility is approximately 10% at closing. Select financial covenants include restrictions on additional indebtedness and share repurchases, minimum EBITDA covenant, excess cash flow repayment provisions, limitation on capital expenditures and a minimum fixed charge coverage ratio beginning with the first quarter of 2024.
Terms used, but not defined in this news release are as defined in the Credit Agreements as filed on Form 8-k with the Securities and Exchange Commission.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, militaries, completion centers and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
For more information on Astronics and its solutions, visit Astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to preliminary sales, bookings and backlog, the rate of sales ramping, the supply chain, liquidity, cash generation and 2023 outlook. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the impact of a global pandemic and governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Astronics Corporation press@astronics.com | +1.716.805.1599 130 Commerce Way | East Aurora, NY 14052

Astronics Corporation Announces Preliminary Sales for Fourth Quarter 2022 of $155 Million to $160 Million;
Completes $205 Million Debt Refinancing

January 19, 2023

Company Contact:	Investor Contact:
David C. Burney	Kei Advisors LLC
Executive Vice President and CFO	Deborah K. Pawlowski
invest@astronics.com	Investor Relations
+1.716.805.1599	dpawlowski@keiadvisors.com
+1.716.843.3908
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Astronics Corporation press@astronics.com | +1.716.805.1599 130 Commerce Way | East Aurora, NY 14052